UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2024

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

288 Grove Street, Suite 388
Braintree, MA 02184

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

David J. Wilson, who was elected at the Annual Meeting of Stockholders (the “Annual Meeting”) of Microbot Medical Inc. (the “Company”), held on December 17, 2024, to serve as a Class III director for a three-year term commencing on December 17, 2024, was subsequently appointed by the Board of Directors of the Company to serve as a member of the Company’s Audit Committee and Compensation Committee. He fills the committee vacancies created when Yoseph Bornstein’s term as a director expired at the Annual Meeting.

Since March 2022, Mr. Wilson has been the Chief Executive Officer and a director of InnovHeart Corporation, a private company developing transcatheter mitral valve replacement systems to treat patients suffering from mitral valve disease. From September 2017 to October 2021, he was the President of Global Plasma at Haemonetics Corporation where he led the global commercialization of a next generation plasma collection system. He dedicated two decades in roles of increasing responsibility with various Johnson and Johnson (J&J) companies, including as the Worldwide President of Cordis. In this role, he led the global integration of Cordis into Cardinal Health and rejuvenated the product portfolio through business development deals. Mr. Wilson held other leadership roles at J&J companies, namely President of Mentor, Vice President of Ethicon R&D and Vice President of Ethicon Biosurgicals. Earlier in his tenure with J&J, he attained senior leadership roles at Cordis Endovascular as Vice President of R&D and Regional Director of Sales. He is the holder of 10 medical device patents and has served as a Board member of several educational and healthcare institutions in the US. His education includes a Bachelor of Mechanical Engineering from Auburn University, a Master of Science in Biomedical Engineering from the University of Alabama at Birmingham and a Master of Business Administration from Columbia University. The Company believes that Mr. Wilson is qualified to serve as a member of the Board due to his experience as a healthcare and medical device executive, including extensive experience in general management, research and development, marketing, sales and supply chain management.

Mr. Wilson is independent under NASDAQ rules. There is no arrangement or understanding between Mr. Wilson and any other persons pursuant to which Mr. Wilson was elected as a director.

Mr. Wilson will receive compensation for his services as a director in accordance with the compensation package of the Company for all non-management directors.

The Company also entered into its standard director indemnification agreement with Mr. Wilson. Pursuant to the indemnification agreement, the Company has agreed to indemnify and hold harmless Mr. Wilson to the fullest extent permitted by the Delaware General Corporation Law. The indemnification agreement generally covers expenses that Mr. Wilson incurs or amounts that Mr. Wilson becomes obligated to pay because of any proceeding to which he is made or threatened to be made a party or participant by reason of his service as a current or former director of the Company, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreement also provides for the advancement of expenses to Mr. Wilson subject to specified conditions. There are certain exceptions to the Company’s obligation to indemnify Mr. Wilson, and, with certain exceptions, with respect to proceedings that he initiates.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Annual Meeting of the Company was held on December 17, 2024. At the Annual Meeting, a quorum of the Company’s stockholders voted on the following three proposals and cast their votes as described below. The proposals are described in more detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on November 6, 2024.

Proposal 1:	Election of the two nominees listed below to serve as Class III Directors on the Board of Directors of the Company until the 2027 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified:

Name	Number of Votes Cast in Favor	Number of Votes Withheld	Broker Non-Votes
Prattipati Laxminarain	4,245,945	1,278,803	3,553,702
David J. Wilson	4,488,416	1,036,332	3,553,702

Proposal 2:	The approval of an amendment to the Company’s 2020 Omnibus Performance Award Plan, to increase the number of authorized shares of common stock reserved for issuance by 600,000, from 2,020,652 to 2,620,652:

Number of Votes Cast in Favor	Number of Votes Cast Against	Number of Votes Abstained	Broker Non-Votes
3,516,462	1,866,121	142,165	3,553,702

Proposal 3:	The ratification of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited, or its U.S. affiliate, as the Company’s independent registered public accounting firm for the year ending December 31, 2024:

Number of Votes Cast in Favor	Number of Votes Cast Against	Number of Votes Abstained	Broker Non-Votes
8,341,843	557,608	178,999	0

Item 9.01	Financial Statements and Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Name:	Harel Gadot
Title:	Chief Executive Officer, President and Chairman

Date: December 19, 2024